ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT is entered into and made effective as of the 4th day of April, 2012 by and between FuLuCai Productions Ltd., a Nevada Corporation, whose registered office address is 318 North Carson Street, Suite 208 Carson City, Nevada 89701 ("FCPS" or "Assignee"); and SFT Diversified Global LLC, a Tennessee limited liability company whose principal address is 222 Illinois Avenue, Seymour, Tennessee 37865 ("Assignor.")

WHEREAS, Orion Oil & Gas Properties, a Texas General Partnership ("Seller") and Assignor entered into an Option Agreement dated the 17th day of November, 2011, a copy of which is appended hereto as Addendum A (the "Option");

WHEREAS, Seller has provided Optionor with a letter confirming that Assignor may assign its rights under the Option, a copy of which is appended hereto as Addendum B.

WHEREAS, the Seller is the fee simple owner of all Surface and Sub-Surface Mineral Rights, including, but not limited to **natural** gas and oil mineral rights being, lying and **situated** in the Counties of Cherokee, DeKalb, Etowah, Jackson and Marshall, State of Alabama ("Mineral Rights"), and **such property locations** being more **particularly described** and **attached** in various Deeds as **Addendum** "A" to the Option;

WHEREAS, Assignor and Assignee wish to enter into this Assignment Agreement (the "Agreement") whereby Assignor shall assign all rights and interest in and to the Option to Assignee upon the terms and **provisions** as **hereinafter** set **forth; and**

WHEREAS, Assignee agrees to be bound by the terms of the Option in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1. CONSIDERATION

1.1 ASSIGNMENT. Subject to the terms and conditions herein set forth, Assignor hereby agrees to assign the Option to Assignee in exchange for Assignee arranging for the consideration as detailed in 1.2 below;

1.2 CONSIDERATION. The consideration for the assignment of the Option shall be 75,000,000 restricted shares of FCPS which shall be placed into escrow with an escrow agent to be designated by Assignee for the benefit of Assignor, or its respective assigns, to be released upon the terms and conditions herein;

1.2.1 Share Consideration. The share consideration to be issued or transferred to Assignor, or its noticed assigns, upon the Closing of the acquisition, is a total of 75,000,000 restricted shares of the common stock of FCPS, which shall represent seventy-five percent (75%) of the total issued and outstanding shares of FCPS on a fully diluted basis (the "FCPS Common Shares").

1.2.2 Anti-Dilution. The FCPS Common Shares shall be granted anti-dilution protection, such that, in the event that additional shares of stock of FCPS are issued at any time in the future prior to Closing for any reason, then additional shares shall be issued to Assignor or his assigns, at no additional cost or expense to Assignor, or his assigns, in an amount equal to the number of shares required so that the resulting share ownership and voting power of FCPS, until Closing shall at all times remain at seventy-five percent (75%) of the shares outstanding and the total vote of all shares entitled to vote.

2. REPRESENTATIONS AND WARRANTIES

2.1 REPRESENTATIONS AND WARRANTIES OF Assignor. Assignor represents and warrants as follows:

a) CORPORATE ORGANIZATION AND GOOD STANDING. Assignor is duly organized, validly existing, and in good standing under the laws of the State of Tennessee and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b) CORPORATE AUTHORITY. Assignor has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c) AUTHORIZATION. Execution of this Agreement has been duly authorized and approved by Assignor.

d) LITIGATION. To the knowledge of Assignor, there are no pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceedings or investigations, threatened or contemplated against the Assignor.

e) LEGAL PROCEEDINGS. Assignor is not a party to any, and there is no pending or, to the knowledge of Assignor, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Assignor, or any of its officers or directors which, if decided adversely to Assignor would, individually or in the aggregate, be material to Assignor. There is no injunction, order, judgment or decree imposed upon Assignor, or any of its officers or directors, or the assets of Assignor.

f) CERTAIN BUSINESS PRACTICES. No director, officer, agent or employee of Assignor has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful

expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Assignor, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

2.2 REPRESENTATIONS AND WARRANTIES OF FCPS. FCPS represents and warrants as follows:

a) CORPORATE ORGANIZATION AND GOOD STANDING. FCPS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

b) CORPORATE AUTHORITY. FCPS has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

c) NO VIOLATION. Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which FCPS is bound.

d) REPORTING STATUS. FCPS is a fully reporting public company under Section 15(d) of the Securities and Exchange Act of 1934, and is current on its filing obligations under Section 15. FCPS has filed all required periodic reports with the Securities & Exchange Commission (the "Commission") on Forms 10-Q and 10-K as required up to and including the date of this Agreement, and all required Form 8-K reports, all such reports are true and correct in all material respects and contain no misrepresentation of a material fact or omission of a material fact. The common shares of FCPS are quoted on the Over-the-Counter Bulletin Board OTCBB under the symbol "FCPS". FCPS has not received and there are no outstanding Commission Staff comment letters, stop orders or other regulatory actions, and no letters, comments, investigations or other actions pending or threatened by the Commission or by the Financial Industry Regulatory Authority (FINRA) against or relating to FCPS and there are no outstanding fees, fines or other amounts due to FINRA, the SEC, PCAOB or any other regulatory agency..

e) CAPITALIZATION.

(i) On the date of this Agreement, 200,000,000 shares of $0.0001 par value common stock are authorized and 90,000,000 shares of common stock of FCPS are issued and outstanding, all of the shares of common stock issued are duly authorized, validly issued, fully paid and non-assessable and none were issued in violation of any preemptive rights. An additional 10,000,000 shares will be issued pursuant to the terms of this Agreement, such that the total issued and outstanding shares of FCPS shall be 100,000,000 shares of common stock. There is no class of preferred stock of FCPS. (ii) no shares of FCPS are reserved for issuance upon the exercise of outstanding options, warrants or other rights to purchase shares; and (iii) no shares of FCPS stock are held in the treasury of FCPS. Except as set forth above, as of the date hereof, no shares or other voting securities of FCPS are issued, reserved for issuance or outstanding and no shares or other voting securities of FCPS shall be issued or become

outstanding after the date hereof, save for those Shares to be issued pursuant to this Agreement. There are no bonds, debentures, notes or other indebtedness or securities of FCPS that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FCPS may vote. All shares of FCPS subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.

(ii) FCPS has no contract or other obligation to repurchase, redeem or otherwise acquire any shares of FCPS stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares or other securities of FCPS. None of the outstanding equity securities or other securities of FCPS was issued in violation of the Securities Act of 1933 or any other legal requirement.

g) AUTHORITY: NO VIOLATION.

(i) FCPS has full corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FCPS. Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of FCPS, enforceable against FCPS in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

(ii) Neither the execution and delivery of this Agreement by FCPS nor the consummation by FCPS of the transactions contemplated hereby, nor compliance by FCPS with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Registration or Constitution or the certificates of registration or constitution, or other charter or organizational documents, of FCPS or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCPS or any of its properties or assets, the violation of which would have a material adverse effect, or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of FCPS under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which is a party, or by which its properties, assets or business activities may be bound or affected.

h) FINANCIAL STATEMENTS.

(i) FCPS has furnished or made available to Assignor, or will make available to Assignor prior to the Closing Date, true and complete copies of the audited financial statements of FCPS for the past two fiscal years (the "FCPS Financial Statements"), (and FCPS shall furnish or make available to Seller true and complete copies of FCPS's financial statements for all monthly periods ending after its most recent fiscal year up to and including the Closing Date.

(ii) The FCPS Financial Statements were prepared in accordance with GAAP or the equivalent applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and except that, in the case of unaudited statements for the subsequent quarterly periods referenced above, such unaudited statements fairly present in all material respects the consolidated financial condition and the results of operations of FCPS as at the respective dates thereof and for the periods indicated therein (subject, in the case of unaudited statements, to year-end audit adjustments).

i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the end of its most recent fiscal year and to the date of this Agreement, (i) FCPS has, in all material respects, conducted its business in the ordinary course consistent with past practice; (ii) there has not occurred any change, event or condition that is or would reasonably be expected to result in a material adverse effect; and (iii) FCPS has not taken and will not take any of the actions that FCPS has agreed not to take from the date hereof through the Closing.

j) UNDISCLOSED LIABILITIES. FCPS has no material obligations or liabilities of any nature (whether accrued, matured or un-matured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the balance sheet (and the related notes thereto) of FCPS as of the end of the most recent fiscal year included in the FCPS Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the end of the most recent fiscal year and (iii) those incurred in connection with the execution of this Agreement.

k) LEGAL PROCEEDINGS. FCPS is not a party to any, and there is no pending or, to the knowledge of FCPS, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against FCPS, or any of its officers or directors which, if decided adversely to FCPS, would, individually or in the aggregate, be material to FCPS. There is no injunction, order, judgment or decree imposed upon FCPS, or any of its officers or directors, or the assets of FCPS.

l) TAXES AND TAX RETURNS.

(a) (i) FCPS has filed or will cause to be filed all federal, state, foreign and local tax returns required to be filed with any tax authority; (ii) all such tax returns are true, accurate, and complete in all material respects; (iii) FCPS has paid or caused to be paid all taxes that are due and payable by any of such companies,

other than taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the FCPS Financial Statements, and (iv) FCPS does not have any material liability for taxes for any current or prior tax periods in excess of the amount reserved or provided for in the FCPS Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) No national, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to FCPS's knowledge, threatened with regard to any taxes or tax returns of FCPS. No issue has arisen in any examination of the FCPS by any tax authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld. Any adjustment of income taxes of FCPS made in any examination that is required to be reported to the appropriate national, state, local or foreign tax authorities has been so reported.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon FCPS, nor has FCPS given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any tax return for any period.

m) COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(a) FCPS has complied with all applicable laws and regulations, and are not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b) FCPS has all licenses, permits, certificates, franchises and other authorizations (collectively, the "Authorizations") necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material. Except as would not be material to FCPS, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of FCPS, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

n) GOVERNMENT ORDERS. There are no governmental orders applicable to FCPS which have had a Material Adverse Effect on FCPS.

o) MATERIAL CONTRACTS. There will be no material contracts of FCPS currently in existence, which shall remain with FCPS at Closing.

p) ASSETS. FCPS owns, leases or has the right to use all the properties and assets necessary or currently used for the conduct of its businesses free and clear of all liens of any kind or character. All items of equipment and other tangible assets owned by or leased to FCPS and which are material to the operations and business of FCPS are in good condition and repair (ordinary wear and tear excepted). In the case of leased equipment and other tangible assets, FCPS holds valid leasehold interests in such leased equipment and other tangible assets free and clear of all liens of any kind or character. At Closing all assets and liabilities of FCPS shall be disposed of and FCPS shall have no assets or liabilities, save for the assets to be acquired pursuant to the Option.

q) ENVIRONMENTAL LIABILITY. FCPS is in compliance with all applicable environmental laws. To the knowledge of FCPS, there are no liabilities of FCPS of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any environmental law and, to the knowledge of FCPS, there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

r) INSURANCE. FCPS has no insurance coverage with respect to its business.

s) INTELLECTUAL PROPERTY. FCPS will have no intellectual property at Closing, all intellectual property currently held by FCPS will be disposed of prior to Closing.

t) INTERESTS OF OFFICERS AND DIRECTORS. Except , for the interests of the officers or directors of FCPS disclosed in the financial statements and regulatory filings of FCPS, no officer or director of FCPS has any interest in any property, real or personal, tangible or intangible, including intellectual property, used in or developed by the business of FCPS, or in any supplier, distributor or customer of FCPS, or any other relationship, contract, agreement, arrangement or understanding with FCPS, except for the normal ownership interests of a shareholder and employee rights.

u) BROKER'S FEES. FCPS has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

v) CERTAIN BUSINESS PRACTICES. No director, officer, agent or employee of FCPS has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of FCPS, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

3. CONDITIONS PRECEDENT

3.1 Conditions to Each Party's Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following

conditions:

a) No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b) Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2 Conditions to Assignor's Obligations. The obligations of Assignor shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Assignor:

a) Representatives and Warranties of FCPS. The representations and warranties of FCPS set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. "Material Adverse Effect" for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b) Performance of Obligations of FCPS. FCPS shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

c) All liabilities of FCPS at Closing shall be paid or converted into common stock of FCPS and all outstanding options, warrants or other rights to convert into shares of stock of FCPS, shall have been converted or cancelled.

3.3 Conditions to FCPS's Obligations. The obligations of FCPS shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by FCPS:

a) Representatives and Warranties of Assignor. The representations and warranties of Assignor and Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

b) Performance of Seller and Assignor. Seller and Assignor shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or

on the benefits of the transactions provided for in this Agreement.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1 Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of FCPS or at such place as directed by FCPS, unless otherwise agreed by the Parties, immediately upon the full execution of this Agreement, and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2 Deliveries by Seller and Assignor. At Closing, Assignor shall make the following deliveries to FCPS:

a) Certified resolutions of the the authorized signatories of the Assignor authorizing the execution and performance of this Agreement; or in the case of a sole signatory, a notarized confirmation of authority to sign.

4.3 Deliveries by FCPS. At Closing, FCPS shall make the following deliveries to Assignor:

a) Stock certificates representing the FCPS Common Shares issued in the name of Assignor or its designees will be placed into escrow with an escrow agent, with a escrow agreement confirming delivery of the shares to Assignor or its designees at Closing;

b) Certified resolutions of the Board of Directors of FCPS authorizing the execution and performance of this Agreement.

5. INDEMNIFICATION AND ARBITRATION

5.1. Indemnification. The Seller and Assignor on the one hand, and the FCPS, on the other hand, (each party, "Indemnifying Party") shall agree to indemnify, and hold harmless the other party ("Indemnified Party") from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, including attorney's fees and costs, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

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5.2 Arbitration and Governing Law. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada.

a) The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

b) The law applicable to the arbitration and this Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

c) The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d) Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e) Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

f) In any adverse action, the parties shall restrict themselves to claims for compensatory damages and\or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g) The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h) It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law,

and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6. GENERAL PROVISIONS.

6.1 FURTHER ASSURANCES. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

6.2 WAIVER. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.3 BROKERS. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

6.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to Assignor to:

SFT Diversified Global LLC;
Attention: David R. Sanz
222 Illinois Avenue,
Seymour, Tennessee 37865

If to FCPS, to:

FuLuCai Productions Ltd.
Attention: James Durward
c/o 3632-13 St SW,
Calgary, AB, T2T3R1

with a copy to:
Filer Support Services Inc.
5614C Burbank Rd SE
Calgary, Alberta T2H 1Z4
Telephone: 403-693-8004

Facsimile: 403-272-3620

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

6.5 ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by any party of its rights under this Agreement without the written consent of the other party shall be void.

6.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

6.7 REVIEW OF AGREEMENT. Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

6.8 SCHEDULES. All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

FULUCAI PRODUCTIONS LTD.,
"Assignee", a Nevada Corporation

BY:______________________

James Durward
Chief Executive Officer

SFT DIVERSIFIED GLOBAL LLC
"Assignor", a Tennessee Limited Liability Company

BY:______________________

David R. Sanz
Managing Partner


Corporate Seal
SFT Diversified Global

OPTION AGREEMENT FOR PURCHASE OF MINERAL RIGHTS FOR WHAT IS KNOWN AS "THE CHEROKEE MINERALS PROPERTIES and SOLEXCO and HOBSON 4000+ ACRES"

THIS OPTION AGREEMENT ("Agreement") made and entered into this 17th day of November, 2011, by and between Orion Oil & Gas Properties, A Texas General Partnership, whose principal address is 2505 Lakeview, Suite 210, Amarillo, Texas 79109, hereinafter referred to as "Seller" and SFT Diversified Global LLC, whose principal address is 222 Illinois Avenue, Seymour, Tennessee 37865, hereinafter referred to as "Buyer":

WITNESSETH:

WHEREAS, Seller is the fee simple owner of all Surface and Sub-Surface Mineral Rights, including, but not limited to natural gas and oil mineral rights being, lying and situated in the Counties of Cherokee, DeKalb, Etowah, Jackson and Marshall, State of Alabama ("Mineral Rights"), and such property locations being more particularly described and attached in various Deeds as Addendum "A," which shall become and remain a part of this Agreement.

WHEREAS, Buyer desires to procure, and Seller desires to grant, the initial Option to purchase all of the said Mineral Rights upon the terms and provisions as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto, and for the mutual covenants contained herein, Seller and Buyer hereby agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

(a) "Execution Date" shall mean the day upon which the last party to this Agreement shall duly execute this Agreement;

(b) "Option Fee" shall mean the total sum of a deposit of USD $1,000,000 (One Million Dollars) toward the total purchase price of the Mineral Rights.

(c) "Option Term" shall mean approximately one hundred eighty (180) day period of time commencing on the Execution Date and ending on or before MAY 15, 2012; Such Option Term shall include any mutually agreed upon extension as defined herein.

(d) "Due Diligence" shall mean the process of evaluating any and all physical, financial, regulatory or other material aspects of the Mineral Rights by Buyer to determine if Buyer desires to complete a purchase and sale transaction of the Mineral Rights.

(e) "Option Exercise Date" shall mean that date, within, or at the conclusion of the Option Term and Due Diligence, upon which the Buyer shall send its written notice to Seller exercising its Option to purchase the Mineral Rights, and the Option Fee for the additional Option period shall thereafter be non-refundable.

(f) "Closing Date" shall mean the last day of the closing term or such other date during the closing term selected by Buyer.

(g) "Third Parties" shall mean any party other than the Seller or Buyer.

(h) "Mineral Rights" shall mean one hundred percent (100%) of the individual and collective ownership of the said Rights to the Cherokee Minerals Properties, as evidenced by such ownership being established in the recorded Deeds thereto.

2a. GRANT OF OPTION. Seller does hereby grant to Buyer the exclusive right and Option ("Option") to purchase the Mineral Rights upon the general terms and conditions as set forth herein.

2b. ADDITION OF OPTIONABLE PROPERTIES. Both parties acknowledge and agree that the SOLEXCO and HOBSON 4000+ ACRES referenced herein shall become a part of this Option Agreement on or after January 1, 2012, and shall be included under all terms and conditions set forth herein as though the SOLEXCO and HOBSON 4000+ ACRES had been included as part of this Agreement as of its effective date. Further, the Option Terms(s) that apply to the SOLEXCO and HOBSON 4000+ ACRES shall conform to the time frames described in Sections 1(c), 3, and 5 of this Agreement.

3. PAYMENT OF OPTION FEE. Buyer agrees to pay to an escrow account in the name of the Seller, with a mutually agreeable escrow agent, a refundable Option Fee of USD $1,000,000 (One Million dollars) towards the total purchase price of the Mineral Rights. Such Option Fee, to be paid no later than May 15, 2012, shall be for the Buyer to secure an additional six (6) month Option period to close the transaction on or before November 15, 2012. Buyer and Seller shall commence structure and composition of a definitive Sale and Purchase Agreement within ten (10) days following payment to Seller of the Option Fee by Buyer.

4a. EXERCISE OF OPTION. Buyer may exercise its exclusive right to purchase the Mineral Rights pursuant to the Option, at any time during the Option Term, by giving written notice thereof to Seller. As provided for above, the date listed on said notice shall be referred to as the Option Exercise Date. In the event the Buyer does not exercise its exclusive right to purchase the Mineral Rights granted by the Option during the Option Term, or authorized extension, this agreement shall become absolutely null and void and neither party hereto shall have any other liability, obligation or duty hereinunder or pursuant to this Agreement.

4b. DUE DILIGENCE. Both parties agree to enter a one hundred eighty-day (180-day) Option Term and Due Diligence beginning five business days following the Execution Date of this Agreement by both parties to enable Buyer to assess and verify a) the current physical condition of all properties containing the Mineral Rights; b) the amount and quality of oil, coal, minerals, natural gas and other natural resource reserves present within the confines of the property containing the Mineral Rights; c) the current operational status of activities related to drilling, mining or other extraction

of assets under auspices of the Mineral Rights, leases or other tangible contracts associated with the Mineral Rights; and d) all available or relevant legal, regulatory or other documentation associated with the Mineral Rights, including, but not limited to the following:

TECHNICAL DATA:

A. Mining reserve reports and calculations (ideally prepared by independent engineering expert).
B. Drill core or drill-hole logs and related database.
C. Laboratory analytical data from drill and other samples, and assay protocol.
D. Map of permitted mine areas (plan view and geologic cross sections).
E. Any geotechnical or related studies.
F. Mine plans with production sequences.
G. Mine permits (existing & applications for additional areas), including all operating and environmental, including any surety bonds.
H. Technical assumptions used to estimate mine life, minable reserves and production rates.
I. Equipment lists (mobile capital items and fixtures).
J. Process flow-sheets.
K. Water management plans, water balance, and related hydrological information.
L. Reclamation plans and permits.

FINANCIAL AND OPERATING DATA:

M. Production, operating and cost reports for last 3 years of operation
N. Labor productivity data.
O. Energy consumption reports
P. Equipment and plant availability rates
Q. Capital expenditures (new and sustaining)
R. Income, cash-flow and P&L statements, balance sheets, etc.
S. Historical and pro-forma future financial forecasts, budgets, projections, business plans, reconciliations, etc

MISCELLANEOUS:

T. Consulting, independent contractor and services/supply agreements related to mining operations.
U. Title/concession information including title opinions and title insurance if available.
V. Sales contracts for mining products.
W. Corporate data/description of entities owning the assets/real property
X. Any regulatory or pending citations, environmental assessments and audits, environmental reports.
Y. Outstanding worker's compensation claims and all outstanding litigation.
Z. Labor/collective bargaining agreements relating to mining operations.
Z1. Marketing, pricing and other studies done for the consumers of mining materials and products.

4c. ACCESS TO DUE DILIGENCE INFORMATION. Buyer shall be the sole determinant of the scope, extent, content and detail of such Due Diligence. Seller agrees to provide unlimited access to the Premise's entire physical location and assets, and to immediately provide all information requested by Buyer during the course of the Due Diligence. Buyer understands and acknowledges that certain information associated with the Due Diligence may not be readily available from or through Seller. In such cases, Buyer will work with Seller to jointly develop or obtain needed information to complete the Due Diligence on a best efforts basis by both parties.

4d. DUE DILIGENCE EXTENSION. Buyer may request one (1) extension of the Due Diligence Option Term, not to exceed forty-five (45) days, to accommodate unforeseen delays in obtaining information or data needed by Buyer to complete the Due Diligence. Such request for extension by Buyer shall not be unreasonably denied by Seller.

5. OPTION TERM EXCLUSIVITY. During the one hundred eighty-day (180-day) Due Diligence Option Term, and any mutually agreed upon extension, including the six (6) months option period due Buyer upon payment of the Option Fee, Seller shall not offer any aspect or portion of the Mineral Rights for sale, lease or rent to any other party, nor enter into any agreement with a third party for any transaction involving the Mineral Rights that may adversely impact Buyer's purchase interest in the Mineral Rights.

6. BUYER ELECTION TO WITHDRAW. Both parties agree that at any time during the Due Diligence and Option Term, including any authorized extension, Buyer, at its sole discretion, may elect to discontinue Due Diligence and elect to withdraw from pursuing purchase of the Mineral Rights with no further consideration provided to or from either party. Such election shall include, but not be limited to, Buyer having no further interest in pursuing a Purchase and Sale of the said Property if one hundred percent (100%) ownership of the Mineral Rights cannot be achieved.

7. DEFINITIVE PURCHASE AND SALE AGREEMENT. Following successful completion of the Due Diligence detailed in paragraph 4b herein, and payment of the Option Fee by Buyer, Seller agrees to sell and Buyer agrees to purchase the Mineral Rights and both parties agree to execute a definitive purchase and sale agreement for such purchase and sale of the Mineral Rights. Such agreement shall include, but not be limited to the following provisions:

(a) Option Fee. Buyer and Seller agree that the Option Fee shall be one hundred (100) percent non-refundable to Buyer.

(b) Purchase Price. The purchase price for the Mineral Rights shall be the sum of approximately seventy seven million three hundred seventy thousand four hundred US (USD $77,370,400). Buyer shall receive a credit toward such purchase price in the amount of the Option Fee. Thus, Buyer shall pay to Seller at closing the sum of approximately seventy six million three hundred seventy thousand four hundred US (USD $76,370,400).

(c) Closing Date. The closing date shall be on or before ninety (90) days following the Option Exercise Date or at any other date thereafter as may be mutually agreed upon by Seller and Buyer;

(d) Closing Costs. Buyer's and Seller's costs of closing the transaction shall be borne by the respective parties according to local convention and shall be paid at closing.

(e) All other terms and conditions of the sale of Mineral Rights to Buyer by Seller shall be defined and included in the definitive purchase and sale agreement negotiated between both parties.

(g) Headings. The headings inserted at the beginning of each paragraph and/or subparagraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.

(h) Cost of this Agreement. Any cost and/or fees incurred by the Buyer or Seller in executing this Agreement shall be borne by the respective party incurring such cost and/or fee.

(i) Entire Agreement. This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or between Seller and Buyer and supersedes all prior discussions and agreements whether written or oral between Seller and Buyer with respect to the Option and all other matters contained herein, and constitutes the sole and entire agreement between Seller and Buyer with respect thereto. This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by both Seller and Buyer with the formalities hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under proper authority:

As to Buyer this 17th day of November, 2011.

"Buyer"

For SFT Diversified LLC: ______________________

David R. Sanz, CEO

As to Seller this 17th day of November, 2011.

"Seller"

For: Orion Oil & Gas Properties: ______________________

Printed Name: Greg Golladay, General Partner

Orion Oil & Gas Properties

2505 Lakeview, Suite 210
Amarillo, Texas 79109

MICHAEL J. BENNETT
GREG GOLLADAY

PHONE (806) 358-7291
FAX (806) 358-0556

April 2, 2012

SFT DIVERSIFIED GLOBAL LLC
222 Illinois Avenue
Seymour, Tennessee 37865

Attn: Mr. David Sanz

Re: Cherokee Mineral Property

Dear David:

Orion Oil & Gas Properties, by and through it's General Partner, Greg Golladay grants SFT Diversified Global LLC the authority to assign and/or convey in whole or in part the Option to Purchase, dated November 17, 2011 executed by and between the parties hereto. It is not the intention of Orion Oil & Gas Properties to amend, modify or alter said Option to Purchase, and the terms and conditions of said agreement shall remain in full force and effect. The Option to Purchase Agreement is attached hereto for reference purposes only.

Should you require additional assistance, please let us know.

Best regards,

Greg Golladay, General Partner
Orion Oil & Gas Properties

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